CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form 1-A, Amendment No. 1 of our audit report dated April 11, 2025, with respect to the consolidated balance sheets of AiBotics, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, mezzanine equity and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

May 5, 2025